UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2014

BROOKLYN CHEESECAKE & DESSERTS COMPANY, INC.
(Exact name of registrant as specified in its charter)

New York	001-13984	13-3832215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12540 Broadwell Road, Suite 1203
Milton, GA 30004
 (Address of Principal Executive Offices)

(678) 871-7457
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.

On October 17, 2014, Brooklyn Cheesecake & Desserts Company, Inc. (the “Company”) entered into that certain Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among Here to Serve Holding Corp., a Delaware corporation, as seller (“Here to Serve”), the Company, as parent, Brooklyn Cheesecake & Dessert Acquisition Corp., a wholly-owned subsidiary of the Company, as buyer, the Chief Executive Officer of the Company, the majority shareholder of the Company and certain shareholders of Here to Serve (the “Here to Serve Shareholders”), pursuant to which the Acquisition Corp acquired from Here to Serve all of Here to Serve’s right, title and interest in and to (i) 100% of the membership interests of Here to Serve – Missouri Waste Division, LLC d/b/a Meridian Waste, a Missouri limited liability company); (ii) 100% of the membership interests of Here to Serve Technology, LLC, a Georgia limited liability company; and (iii) 100% of the membership interests of Here to Serve – Georgia Waste Division, LLC, a Georgia limited liability company.  As consideration for the Membership Interests, on October 31, 2014 (the “Closing Date”), among other things, the Company issued to the holders of Series B Preferred Stock of Here to Serve (Here to Serve’s Series B Preferred Stock”) an aggregate of 71,120 shares of the Company’s to-be-designated Series B Preferred Stock (the “Series B Preferred Stock”), which Series B Preferred Stock was to have the rights and preferences as described in the Purchase Agreement.

On December 8, 2014, the Company filed with the Secretary of State of the State of New York an amendment to the Certificate of Incorporation of the Company (the “Amendment”), which, among other things, established the designation, powers, rights, privileges, preferences and restrictions of the Series B Preferred Stock, as described in the Purchase Agreement.

These securities were not registered under the Securities Act. These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. In addition, these shareholders had the necessary investment intent as required by Section 4(2) of the Securities Act because such shareholders agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Purchase Agreement, a copy of which was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K on October 22, 2014, and incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders

On December 8, 2014, the Company filed the Amendment with the Secretary of State of the State of New York, which, among other things, established the designation, powers, rights, privileges, preferences and restrictions of the Series A Preferred Stock (the “Series A Preferred Stock”) and the Series B Preferred Stock.  Among other things, each one (1) share of the Series A Preferred Stock shall have voting rights equal to(x) 0.019607 multiplied by the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. For purposes of illustration only, if the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of one share of the Series A Preferred shall be equal to 102,036 (0.019607 x 5,000,000) / 0.49) – (0.019607 x 5,000,000) = 102,036).

Fifty-one (51) shares of Series A Preferred Stock, par value $0.001 per share, were authorized and 51 such shares have been issued to Jeffrey Cosman, the Company’s Chief Executive Officer and Director.

Additionally, the Series B Preferred Stock were designated, which include rights to cumulative dividends at the rate of 12% of the $100 original issuance price, with additional liquidation, redemption and conversion rights. The Series B Preferred shares rank senior to the Common Stock and have the right to vote together with the holders of Common Stock as one class, with each share of Series B Preferred entitled to one vote.

Seventy-one thousand two hundred ten (71,210) shares of Series B Preferred, par value $0.001 per share, were authorized and 23,736.67 shares of Series B Preferred were issued to three individuals, each of whom is a Here to Serve Shareholder.

The foregoing descriptions of the Amendment, the Series A Preferred Stock designations and the Series B Preferred Stock designations does not purport to be complete and is subject to, and qualified in its entirety by, the Amendment, a copy of which is attached hereto as Exhibit 3.1, and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 8, 2014, the Company amended its Certificate of Incorporation by filing the Amendment with Secretary of State of New York, which among other things, designated two series of preferred stock, the Series A Preferred and the Series B Preferred Stock.

Please see Item 3.03 above for a description of the voting rights for the Series A Preferred Stock.

Please see Item 3.03 above for a description of the voting rights for the Series B Preferred Stock.

The foregoing descriptions of the Amendment, the Series A Preferred designations and the Series B Preferred designations does not purport to be complete and is subject to, and qualified in its entirety by, the Amendment, a copy of which is attached hereto as Exhibit 3.1, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1*	Certificate of Amendment to Certificate of Incorporation as filed with the New York Secretary of State on December 8, 2014.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKLYN CHEESECAKE & DESSERTS COMPANY, INC.

Date: December 9, 2014	By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer